Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Rise Companies Corp. of our report dated August 5,2016, relating to our audits of the consolidated financial statements of Rise Companies Corp. as of and for the years ended December 31,2015 and 2014.

Rockville, Maryland December 28, 2016